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                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration
Statement of Terra Industries Inc. on Form S-8 of our report on the consolidated financial statements of Terra Industries Inc. dated February 3, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for major maintenance turnarounds and post-employment benefits effective January 1, 1994) and our report dated February 3, 1997 relating to the financial statement schedules, appearing in and incorporated by reference in the Annual Report on Form 10-K of Terra Industries Inc. for the year ended December 31, 1996.



/s/ Deloitte & Touche LLP
    ---------------------

DELOITTE & TOUCHE LLP
Omaha, Nebraska
July 31, 1997